AI Funds Policy: Proxy Voting

ALTERNATIVE INVESTMENT – REGISTERED FUNDS

I.1. AI FUND POLICY: PROXY VOTING

Board Approval Received (as applicable)

Excelsior Buyout Investors and UST Global Funds – December 2008

Excelsior Venture Partners and

Excelsior Multi-Strategy Hedge Fund of Funds Master Fund; TI and TE  – December 2008

Excelsior Multi-Strategy Hedge Fund of Funds TI2 and TE 2 – August 2009

Excelsior Private Markets Fund II Master Fund; TI and TE LLC – October 2010

Last Review Date:	June 2012
Applicable Regulatory Authority

Rule 206(4)-6 under the Investment Advisers Act of 1940;

Rule 204-2 (c)(17) under the Investment Advisers Act of 1940;

Form N-PX; ERISA Department of Labor Bulletin 94-2;

Rule 30b1-4 under the Investment Company Act of 1940;

Institutional Shareholder Services, Inc. (SEC No Action Letter dated September 15, 2004)

Overview and Statement

Registered investment companies are required to: (i) provide disclosure about how they vote proxies relating to portfolio securities they hold; (ii) make an annual filing with the SEC; and (iii) make available to shareholders the specific proxy votes that they cast in shareholder meetings of issuers of portfolio securities. An SEC-registered investment advisor that exercises voting authority over clients’ proxies must adopt written policies and procedures that are reasonably designed to ensure that those proxies are voted in the best interests of clients. An advisor’s policies and procedures must address how the advisor resolves material conflicts of interest between its interests (and interests of any of its affiliates) and those of its clients. An investment advisor must comply with certain record keeping and disclosure requirements with respect to its proxy voting responsibilities.

Policy

In order to comply with the aforementioned regulatory requirements, the Board has delegated authority to the Fund’s Adviser, as appropriate, and has adopted the Proxy Voting Policy of its Adviser or Sub-adviser, as applicable, which may include policies or procedures for waiving voting rights.

AI Funds Policy: Proxy Voting

Each Fund reserves the right to retract such delegation at any time with respect to a particular proxy voting matter or matters.

With respect to a feeder fund in a master-feeder structure, the following applies:

If requested to vote on matters pertaining to the master fund, a feeder fund will either seek instructions from its investors with regard to the voting of all proxies with respect to the master fund's securities and vote such proxies only in accordance with such instructions, or vote the interests held by it in the same proportion as the vote of all other holders of the master fund's securities; provided that the feeder fund will not be obligated to take such action if and to the extent the feeder fund obtains an exemption from Section 12(d)(1)(E)(iii)(aa) of the 1940 Act.

Reporting Requirements

Board Reporting:

1.	No standard Board reporting is required related to this policy.

Annual Review:

2.	The Board will assess this Policy on an annual basis; and

3.	The Fund CCO and/or his or her designee, in coordination with Compliance Risk Management, will review this policy on at least an annual basis, and more frequently as needed based on business/regulatory requirements.

Coordination with Overview and Implementation Statement

This policy and procedures statement should be read and interpreted in conjunction with the Alternative Investment Overview and Implementation of Compliance Program Policy.

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